Exhibit 99.1

For more information, please contact:

COMPANY	INVESTOR RELATIONS
Cindy Liu, Investor Relations Manager	David Rudnick, Account Manager
SkyPeople Fruit Juice, Inc.	Precept Investor Relations LLC
Tel: China + 86 - 29-8837-7161	Tel: US +1 646-694-8538
Email: skypeople_annie@163.com	Email: david.rudnick@preceptir.com
Web: http://www.skypeoplefruitjuice.com

SkyPeople Announces Receipt of Delisting Determination Letter from Nasdaq

XI'AN, China, October 14, 2016 /PRNewswire-Asia-FirstCall/ -- SkyPeople Fruit Juice, Inc. (NASDAQ: SPU) ("SkyPeople" or "the Company"), a producer of fruit juice concentrates, fruit juice beverages and other fruit-related products, today announced that on October 12, 2016, the Company received a delisting determination letter (the “Determination Letter”) from the staff of the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”). The Determination Letter notified the Company that since it had not filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016, respectively, (together, the “Reports”) by October 11, 2016, the deadline by which the Company was to file all Reports in order to regain compliance with NASDAQ Listing Rule 5250(c)(1), the Company’s common stock is subject to delisting from The NASDAQ Global Market.

The Determination Letter further noted that unless the Company requested an appeal of the Staff’s determination no later than 4:00 pm Eastern Time on October 19, 2016, trading of the Company’s common stock on The NASDAQ Global Market will be suspended at the opening of business on October 21, 2016, and a Form 25-NSE would be filed with the Securities and Exchange Commission (the “SEC”) removing the Company’s securities from listing and registration on The NASDAQ Stock Market.

The Company intends to timely request a hearing before the NASDAQ Hearings Panel (the “Panel”) under Listing Rule 5815(a) to present its plan to regain compliance with the Rule, which request will automatically stay the delisting of the Company’s securities for 15 calendar days from the deadline to request a hearing. In connection with its request for a hearing, the Company also intends to request a further stay of the suspension of trading and delisting of the Company’s common stock while the appeals process is pending. The Panel will notify the Company of its decision if it will allow the Company’s common stock to continue to trade on The NASDAQ Global Market pending the Panel’s decision. The Panel may, at its discretion, determine to continue the Company’s listing pursuant to an exception to the Rule for a maximum of 360 calendar days from the due date of the Form 10-K, which would be through April 9, 2017; however, there can be no assurance that the Panel will grant any or all of such exception.

As previously disclosed, on each of April 20, 2016, May 24, 2016 and August 17, 2016, the Company received a notification letter from the staff of the Listing Qualifications Department of NASDAQ indicating that the Company was not in compliance with NASDAQ’s continued listing requirements because the Company was not in compliance with NASDAQ Listing Rule 5250(c)(1) with respect to the Form 10-K and Form 10-Q Reports.

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd. (“Pacific”), a Vanuatu company, and SkyPeople Juice International Holding (HK) Ltd., a company organized under the laws of Hong Kong Special Administrative Region of the People’s Republic of China and a wholly owned subsidiary of Pacific, holds 73.42% ownership interest in SkyPeople Juice Group Co., Ltd. (“SkyPeople (China)”) and 100% ownership interest in SkyPeople Foods (China) Co., Ltd. ("SkyPeople Foods China"). SkyPeople (China) and ("SkyPeople Foods China"), together with their operating subsidiaries in China, are engaged in the production and sales of fruit juice concentrates, fruit beverages, and other fruit related products in the PRC and overseas markets. The Company's fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brands, “Hedetang” and “SkyPeople,” which are registered trademarks in the PRC, are positioned as high quality, healthy and nutritious end-use juice beverages. For more information, please visit http://www.skypeoplefruitjuice.com.

Safe Harbor Statement

Certain of the statements made in this press release are "forward-looking statements" within the meaning and protections of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, capital, ownership or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as "may," "will," "anticipate," "assume," "should," "indicate," "would," "believe," "contemplate," "expect," "estimate," "continue," "plan," "point to," "project," "could," "intend," "target" and other similar words and expressions of the future.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2014 and otherwise in our SEC reports and filings, including the final prospectus for our offering. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC's Internet website at http://www.sec.gov. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date hereof, or after the respective dates on which any such statements otherwise are made.

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